EXHIBIT 4.2

EXECUTION COPY

RECEIVABLES SALE AGREEMENT

by and among

SNAP-ON CREDIT LLC,
as a Seller

THE ENTITIES FROM TIME TO TIME
PARTY HERETO AS SELLERS

and

SOC SPV1, LLC
as Purchaser

Dated as of October 1, 2010

TABLE OF CONTENTS

i

ARTICLE VIII	MISCELLANEOUS	24

SECTION 8.01.	Merger or Consolidation	24
SECTION 8.02.	Termination	24
SECTION 8.03.	Assignment or Delegation by a Seller	24
SECTION 8.04.	Amendment	24
SECTION 8.05.	Notices	25
SECTION 8.06.	Merger and Integration	25
SECTION 8.07.	Headings	25
SECTION 8.08.	Governing Law	25
SECTION 8.09.	No Bankruptcy Petition	25

EXHIBITS

Exhibit A-1	Form of Notice of Sale and Assignment
Exhibit A-2	Electronic Signature for Notice of Sale and Assignment
Exhibit B	[Reserved]
Exhibit C	Concentration Limits

ii

THIS RECEIVABLES SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 1, 2010 is made by and among Snap-on Credit LLC, a Delaware limited liability company, as a seller (together with its successors and assigns, “Snap-on Credit”), each Affiliate of Snap-on Credit who may, from time to time, with the prior written consent of the Program Agent and each Administrative Agent (in their sole discretion and subject to all applicable due diligence as may be required by such persons at such time), become a party hereto as sellers (together with Snap-on Credit, each a “Seller” and collectively, the “Sellers”) and SOC SPV1, LLC, a Delaware limited liability company, as purchaser hereunder (together with its successors and assigns, the “Purchaser”).

WHEREAS, in the ordinary course of its business, each Seller originates and/or acquires from franchisees, dealers or its affiliates certain contracts, receivables and related rights generated in connection with extensions of credit to the related Obligor for the financing of, among other things, certain items of Equipment;

WHEREAS, each Seller, in order to finance its business, wishes to sell certain Receivables and Related Security to the Purchaser, from time to time, and the Purchaser is willing to purchase such Receivables and Related Security from each Seller, on the terms and subject to the conditions set forth herein;

WHEREAS, each Seller and the Purchaser intend this transaction to be a true sale or contribution, as the case may be, of the Receivables and Related Security by each Seller to the Purchaser, providing the Purchaser with the full benefits of ownership of the Receivables and Related Security, and each Seller and the Purchaser do not intend the transactions hereunder to be characterized as a loan from the Purchaser to such Seller; and

WHEREAS, each Seller and the Purchaser acknowledge that the Purchaser may from time to time transfer, assign and grant a security interest in undivided interests in such Receivables, Related Security and other rights to the Program Agent for the benefit of the Secured Parties under that certain Loan Agreement (as defined below);

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, each Seller and the Purchaser agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.            General.  Unless otherwise defined in this Agreement, capitalized terms used herein (including in the preamble above) shall have the meanings set forth below.  If a capitalized term is used in this Agreement and not otherwise defined herein, such term shall have the meaning assigned thereto in the Loan Agreement (as defined below).  Unless otherwise defined herein or in the Loan Agreement, all terms used in Article 9 of the UCC in any applicable state are used herein as defined in such Article 9.

“Closing Date” means the date hereof.

“Concentration Criterion” means each of the criteria identified in the column “Criteria” on Exhibit C.

“Concentration Limit” means in respect of any Concentration Criterion, the percentage set forth opposite such Concentration Criterion on Exhibit C and further described in Section 4.01(o).

“Contract” means, with respect to any Receivable, any applicable sales contract or promissory note and security agreements (including the security interests in the related Equipment (and any accessions thereto) and any and all rights to receive payments associated therewith).

“Contract Asset” means:

(i)           the Receivables and the Contracts under which the Receivables arise (including, without limitation, all security interests and all rights to receive payments which are collected pursuant thereto after the applicable Cutoff Date, including any liquidation proceeds therefrom, but excluding any rights to receive payments which were collected pursuant thereto on or prior to the applicable Cutoff Date);

(ii)          all documents (in electronic form or otherwise) contained in the related Contract Files;

(iii)         all rights of the applicable Seller in any collection or similar account into which Collections may be deposited, in each case, to the extent they relate to the Contracts;

(iv)         all other Related Security relating to such Receivable (including, but not limited to, such Seller’s security or ownership interest, if any, in, or title to, any related Equipment and, solely to the extent related to such Receivable, all of such Seller’s right, title and interest in, to and under the Franchisee Agreement (and any security interests or other rights granted or assigned thereunder), including (without limitation), solely to the extent related to such Receivable, all recourse against and/or right to payment or recovery from the related Franchisee thereunder with respect thereto); and

(v)          all Collections and proceeds (as such term is defined in the UCC) and other products of the foregoing items (i) – (iv).

“Contract Rate” means, as to any Contract, the annual rate of interest with respect to such Contract.

“Contract Schedule” means in connection with any Notice of Sale and Assignment the accompanying schedule submitted by the Sellers to the Purchaser identifying the Contracts thereby being proposed for sale to the Purchaser on the Purchase Date specified in such Notice of Sale and Assignment and incorporated herein by this reference, which schedule identifies each Contract constituting part of the Contract Assets and the related Obligor and Franchisee, as such Contract Schedule shall be deemed supplemented as of each subsequent Purchase Date with the delivery of a Notice of Sale and Assignment and accompanying Contract Schedule by the Sellers to the Purchaser.

“Conveyed Contract” means, with respect to each Seller, each Contract (and the Related Security with respect thereto) sold, transferred, assigned, set over and otherwise conveyed or contributed or purported to be sold, transferred, assigned, set over and otherwise conveyed or contributed by such Seller to the Purchaser on any Purchase Date pursuant to the terms of this Agreement (other than any such Contract repurchased by any Seller on any date pursuant to Section 6.01 for the applicable Repurchase Price with respect thereto).

“Conveyed Contract Asset” means with respect to each Conveyed Contract all Contract Assets relating to such Conveyed Contract.

“Covered Contract” has the meaning set forth in Section 5.08.

“Cutoff Date” means the last calendar day of the month then most recently ended, unless otherwise agreed upon between the Program Agent and the Purchaser and specified in the applicable Notice of Sale and Assignment.

“Defaulted Contract” means, at any time, a Contract as to which there has occurred one or more of the following: (i) the Servicer has received proceeds from the sale of the related Equipment in connection with a repossession, (ii) a determination has been made by the Servicer in good faith that all recoverable amounts have been received, (iii) any portion of the payments on the Outstanding Balance remain unpaid for more than one hundred forty-nine (149) days as determined in accordance with the Servicer’s customary practices pursuant to the Credit and Collection Policy or (iv) a Charged-off Contract.

“Deferral Period” means with respect to any Receivable and the related Contract, a one time, up front deferral period during which the initial payment on a Contract may be deferred as contemplated by the Credit and Collection Policy, which period shall not exceed ninety (90) days from the origination date of such Contract; it being understood, that any such Contract shall only be subject to one Deferral Period during the term of such Contract.  For the avoidance of doubt, a Contract written with payments in arrears is not considered a deferral.

“Eligible Contract” means each Contract owned by any of the Sellers, and with respect to which each of the following is true (as determined with respect to each Contract, (x) in the case of representations made by the related Seller hereunder or the Purchaser (as Borrower) under the Loan Agreement at the time of its Purchase by the Purchaser hereunder, and (y) solely in the case of representations or calculations made by the Purchaser (as Borrower) or Servicer under the Loan Agreement in connection with the Borrowing Base determination thereunder, (A) at the time such Contracts are initially financed under the Loan Agreement, and (B) on any Take-Out Date (whether or not such Contract is part of the related Take-Out Securitization)):

(a)           that (i) was originated in the United States by a Seller or a Franchisee in the ordinary course of business, and neither a Seller nor a Franchisee is aware of any fraud or material misrepresentation on the part of the Franchisee or the Obligor in regard to such origination, (ii) is evidenced by a fixed rate simple interest sales contract or promissory note and security agreement relating to a commercial purchase of Equipment which has been fully and properly executed by the parties thereto, and has been originated or purchased from a Franchisee by a Seller in connection with the sale of Equipment, (iii) contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for realization against the collateral, (iv) either (A) is evidenced by only one original executed Contract of each “tangible record” which constitutes or forms part of such Contract which is tangible chattel paper or (B) is evidenced by a single “authoritative copy” (as such terms are used in Section 9-102 and 9-105 of the UCC) of each electronic record which constitutes or forms part of such Contract which is electronic chattel paper, (v) as to which no electronic record constituting or forming a part of a Contract that is chattel paper was in the form of a tangible record prior to being treated as an electronic record and (vi) the terms of which have not been waived, altered, deferred or modified in any respect, except by instruments or documents included in the related Contract File or any waiver of finance charges in connection with a prepayment in the ordinary course of business and consistent with past practice;

(b)           (x) the Obligor of which (i) maintains an address in the United States, (ii) is not an Affiliate of any of the parties hereto, (iii) is not the United States government or an agency, authority, instrumentality or other political subdivision thereof, and (iv) unless such Contract is in the Deferral Period, has made at least one payment on the Contract and (y) to the extent originated by a Franchisee, either (A) the related Franchisee is a party to the applicable Franchisee Agreement which is in full force and effect and not subject to any material defaults or disputes which could reasonably be expected to have a Material Adverse Effect on the Collateral and such Franchisee continues to be recognized as a currently active Franchisee of Snap-on Tools or its Affiliates or is one of the Snap-on Originators or (B) another Franchisee meeting such requirements, the Servicer or any of its Affiliates is undertaking sales and/or services to and for such Obligor in a manner substantially consistent with the originating franchisee;

(c)           that (i) has an Outstanding Balance of at least $300 and not more than $40,000, (ii) is denominated and payable only in Dollars, (iii) has a Contract Rate of not less than 0.00% per annum, (iv) has an original term of not more than the greater of (A) sixty (60) months or (B) two hundred sixty (260) weeks, plus the initial Deferral Period, if applicable, (v) provides that the Obligor shall make weekly or monthly payments of principal and interest that (if timely made) fully amortize the amount financed over the term of the Contract subject to any applicable Deferral Period, and (vi) at the time of the related Obligor’s approval for financing, the loan amount for such Contract does not exceed the purchase price of the related Equipment plus the amount of any applicable UCC filing fees, taxes, governmental fees and charges or any similar or related amounts;

(d)           that is not a Contract (i) under which the Obligor or applicable Franchisee, is or has been at any time since the date one year prior to the applicable Cutoff Date, subject to any bankruptcy proceeding or (ii) which, consistent with the Credit and Collection Policy, has been or should be written off as uncollectible;

(e)           that is deemed “current” or “prepaid” in accordance with the Credit and Collection Policy and is not a Contract as to which any payment or part thereof (i) is currently past the due date thereof, and (ii) has at any time during the life of such Contract been past the due date thereof;

(f)            as to which the related Seller does not retain any interest in any items of Equipment securing the repayment of a Receivable hereunder as a result of the Obligor agreeing to cross-collateralize all obligations owed by the related Obligor to the related Seller under any master loan, lease, purchase or similar agreement subject to compliance with Section 5.09;

(g)           that has not or will not have been knowingly selected on any basis which would have any adverse effect on any Secured Party;

(h)           that constitutes “tangible chattel paper” or “electronic chattel paper” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions;

(i)            under which the Obligors have been instructed to make payments to the applicable accounts described on the Flow of Collections Chart, except to the extent of any change therein to the extent notice has been provided in accordance with Sections 5.02(b) and 5.04(a) thereof;

(j)            that is not assumable by another Person in a manner which would release the Obligor thereof from such Obligor’s obligations with respect to such Contract;

(k)           under which, (i) no default, breach, violation or event permitting acceleration existed with respect thereto and no event had occurred which, with notice or the expiration of any grace period, would constitute such a default, breach, violation or event permitting acceleration thereunder and (ii) the related Seller has not waived any default, breach, violation or event permitting acceleration;

(l)           as to which (i) prior to the transfer of such Contract to the Purchaser, the related Seller had good and marketable title, free and clear of any Adverse Claim and was the sole owner, with full right to transfer such Contract to the Purchaser, and (ii) immediately upon the purported transfer of such Contract by the related Seller to the Purchaser in accordance with the terms hereof, the Purchaser shall have good and marketable title free and clear of any Adverse Claim to such Contract (other than the security interest granted by the Purchaser in favor of the Program Agent, for the benefit of the Secured Parties, pursuant to the Loan Agreement);

(m)          that created a valid, perfected first-priority security interest in new or used Equipment (which has not been repossessed) in favor of the related Seller thereunder, which (unless originally granted to such Seller) has been validly assigned to such Seller and which, pursuant to this Agreement, has been validly assigned to the Purchaser, such that the Purchaser has a continuing, valid, enforceable, perfected first-priority security interest in the Equipment that is not subject to any Adverse Claim;

(n)           that (i) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the related Seller thereunder or the related Seller or any of its assignees under such Contract, (ii) does not contain a confidentiality provision that could have the effect of restricting the ability of the Purchaser or the Secured Parties to review such Contract, (iii) was not originated in or subject to the laws of any jurisdiction whose laws would make the sale, transfer or assignment of such Contract under this Agreement or the pledge of such Contract under the Loan Agreement unlawful, void or voidable and (iv) if applicable, to the extent originated by a Franchisee, has been sold by such Franchisee to the related Seller in a true sale for bankruptcy purposes free and clear of all Adverse Claims and such Seller has either (A) filed financing statements against each Franchisee in such Franchisee’s jurisdiction of organization, naming such Franchisee as debtor and such Seller as the Secured Party and identifying, at a minimum, the related Contracts, the Related Security and such Collections as collateral or (B) taken all other necessary steps to perfect its purchase of such Contract from the Franchisee under all applicable law, including that Seller has taken “control” of any related electronic chattel paper as defined in 9-105 of the applicable UCC;

(o)           that complies in all material respects with all requirements of applicable federal, state, and local laws, and regulations thereunder including, without limitation, to the extent applicable, usury laws, the Federal Truth-in-Lending Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act,  the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations M, B and Z and other credit laws and equal credit opportunity and disclosure laws and no party to such Contract is in violation of any such law, rule or regulation as it relates to the Contracts in any material respect, in each case, with respect to the foregoing, if such violation would impair the collectibility of such Contract;

(p)           that (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), (ii) has not been satisfied or subordinated in whole or in part or rescinded and (iii) all parties to which had full legal capacity to execute and deliver such Contract and all other documents related thereto and to grant the security interest purported to be granted thereby;

(q)           as to which the security interest in the related Equipment is prior to all other Liens upon and security interests in such Equipment, other than Permitted Liens, which now exist or may hereafter arise or be created and such security interest has been assigned by the related Seller to the Purchaser and by the Purchaser to the Program Agent, for the benefit of the Secured Parties;

(r)           that is not subject to any right of rescission, setoff, counterclaim or other defense (including defenses arising out of violations of usury laws) and for which the operation of any of its terms or the exercise of any right thereunder will not render such Contract unenforceable in whole or in part, nor subject to any right of rescission, setoff, counterclaim or other defense (including defenses arising out of violations of usury laws);

(s)           that satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(t)           as to which the applicable Seller or applicable Franchisee has satisfied and fully performed all obligations on its part with respect to such Contract required to be fulfilled by it, and no further action is required to be performed by such Seller in order to make the related Obligor’s payment obligation thereunder unconditionally due and payable;

(u)           that is not a Defaulted Contract or a Delinquent Contract;

(v)           (i) that as of the time of such sale pursuant to this Agreement, the related Seller or any of its respective Affiliates will not be in the process of terminating such Contract or repossessing the Equipment subject thereto or making any plans for any such termination or repossession and (ii) that is not reflected on such Seller’s computer records as having been referred to counsel for collection;

(w)           as to which each Seller will cause its records to be marked to reflect the transfer of the related Contracts to the Purchaser hereunder and the Purchaser will cause its records to be marked to reflect the pledges of such Contracts under the Loan Agreement;

(x)           as to which the Obligor is in possession of the Equipment subject to the related Contract and is not subleasing such Equipment to any other Person; and

(y)           all intercompany accounts or payables created between Snap-on Tools or any of its Affiliates who maintains the settlement statement of the related Franchisee settlement statement or any applicable intercompany arrangement of a Snap-on Originator on the one hand, and any Seller or the Purchaser, on the other hand, which have been or may be generated with respect to any such Contract as a result of credits or debits to the related Franchisee settlement statement (in connection with the recourse to such Franchisee under the Franchisee Agreement or related document) or any applicable intercompany arrangement of a Snap-on Originator, are conducted on an arms-length basis and evidenced by documents reasonably satisfactory to the Lenders.

“Indemnified Amount” has the meaning set forth in Section 7.01(a).

“Indemnified Party” has the meaning set forth in Section 7.01(a).

“Loan Agreement” means the Loan and Servicing Agreement dated as of October 1, 2010, by and among Snap-on Credit, as servicer, the Purchaser, as borrower, the commercial paper conduits from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as administrative agents and JPMorgan Chase Bank, N.A., as program agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Notice of Sale and Assignment” means a written notice of a sale substantially in the form of Exhibit A-1 attached hereto.

“Program A” has the meaning set forth on Exhibit C attached hereto.

“Program B” has the meaning set forth on Exhibit C attached hereto.

“Program C” has the meaning set forth on Exhibit C attached hereto.

“Program D” has the meaning set forth on Exhibit C attached hereto.

“Program E” has the meaning set forth on Exhibit C attached hereto.

“Program F” has the meaning set forth on Exhibit C attached hereto.

“Purchase” has the meaning set forth in Section 2.01(a).

“Purchase Date” means any date on which any Contract Asset is acquired by the Purchaser pursuant to the terms of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.01(c).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Recharacterization” has the meaning set forth in Section 2.01(d).

“Receivable” means, any indebtedness owed by an Obligor to a Seller, the Purchaser or a Franchisee under a Contract, in respect of any scheduled payment of interest, principal or otherwise under a Contract, or any right to reimbursement for funds paid or advanced by the applicable Seller or any Franchisee under such Contract, whether constituting an account, tangible chattel paper, electronic chattel paper, payment intangible, instrument or general intangible (whether or not earned by performance), together with all supplemental or additional payments required by the terms of such Contract with respect to insurance, maintenance, ancillary products and services and any other specific charges (including, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto).

“Repurchase Price” means, with respect to any Contract (and the related Contract Assets), the sum of (i) the Outstanding Balance of such Contract plus (ii) any accrued and unpaid interest and fees related thereto.

“Seller” has the meaning set forth in the preamble to this Agreement.

 “Snap-on Credit” has the meaning set forth in the preamble to this Agreement.

“Snap-on Industrial” means IDSC Holdings LLC, a Wisconsin limited liability company, together with its successors and assigns.

“Snap-on Originator” means any and all Affiliates and Subsidiaries of SOI who acquires or sells Contracts to Snap-on Credit, including, but not limited to, Snap-on Tools and Snap-on Industrial subject, in each case, to all applicable eligibility requirements and concentration limits set forth herein.

“Snap-on Tools” means Snap-on Tools Company, LLC, a Delaware limited liability company, together with its successors and assigns.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

ARTICLE II

TRANSFER OF CONTRACTS; ASSIGNMENT OF AGREEMENT

SECTION 2.01.             Purchase, Purchase Price.

(a)           From time to time on and after the Closing Date each applicable Seller agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, and the Purchaser agrees to purchase and accept from each such Seller, without recourse (except to the extent expressly provided herein), on a Purchase Date, such Contracts and Contract Assets as may be designated to be transferred by such Seller, in such Seller’s sole discretion, to the Purchaser on such date (each such sale, transfer and assignment, a “Purchase”).

(b)           On each Purchase Date, the Sellers shall deliver a Notice of Sale and Assignment to the Purchaser identifying the Contracts to be sold and/or contributed by the applicable Sellers to the Purchaser and the Purchase Price of such Contracts and their related Contract Assets to be transferred on such Purchase Date; provided, that any such Notice of Sale and Assignment may be delivered as an attachment to an electronic correspondence.  Each Notice of Sale and Assignment shall be accompanied by an executed Notice of Sale and Assignment and a Contract Schedule setting forth a list of the Contracts being transferred by such Seller to the Purchaser on such Purchase Date and containing the requisite details in respect of each such Contract as provided in Section 3.02(a).  Each applicable Seller shall provide the Purchaser such additional information relating to such Contracts as the Purchaser may reasonably request, including, without limitation any information as may be required to demonstrate that such Contracts are Eligible Contracts.  From and after such Purchase Date, the Contracts identified on the Contract Schedule attached to such Notice of Sale and Assignment together with their related Contract Assets shall be deemed to be Conveyed Contract Assets hereunder.

(c)           The “Purchase Price” for the Contracts and the other Contract Assets that are conveyed to the Purchaser under this Agreement on any Purchase Date shall be an amount equal to 100% of the Outstanding Balance of the Contracts being sold on such Purchase Date, as adjusted at or prior to such Purchase Date to reflect such factors, if any, as the applicable Seller and the Purchaser mutually agree and represent will result in a Purchase Price determined to be the fair market value of such Conveyed Contracts and other Conveyed Contract Assets.  The Purchase Price shall be paid by the Purchaser to such Seller on the related Purchase Date in cash or, with the consent of such Seller (i) by a contribution to the capital of the Purchaser or (ii) any combination of cash and such a capital contribution.

(d)           Although each Seller and the Purchaser agree that any such transfer is intended to be a sale of ownership in the Conveyed Contract Assets, or a contribution of capital, rather than the mere granting of a security interest to secure a borrowing, in the event such transfer is deemed to be of a mere security interest to secure indebtedness (a “Recharacterization”), each Seller shall be deemed to have granted, and each Seller hereby grants, to the Purchaser a perfected first priority security interest in such Seller’s right, title and interest in and to such Conveyed Contract Assets and this Agreement shall constitute a security agreement under applicable law.  In the case of any Recharacterization, each of the Sellers and the Purchaser represents and warrants as to itself that each remittance of Collections in respect of the Conveyed Contracts to the Purchaser will have been (i) in payment of a debt incurred by such Seller in the ordinary course of business or financial affairs of such Seller and the Purchaser and (ii) made in the ordinary course of business or financial affairs of such Seller and the Purchaser.

SECTION 2.02.            Assignment of Agreement.  Each Seller acknowledges that, pursuant to the Loan Agreement, the Purchaser will grant to the Program Agent, for the benefit of the Secured Parties, a security interest in all of its right, title and interest in and to the Conveyed Contract Assets and its right to exercise any and all of its remedies hereunder, including without limitation, its remedies under Section 6.01 hereof.  Each Seller consents to such grant.  Each Seller acknowledges and agrees that the Secured Parties may enforce directly, without joinder of the Purchaser, the obligations of such Seller set forth herein, all in accordance with and subject to the conditions set forth in the Loan Agreement.  Without limiting the generality of the foregoing, the Purchaser hereby authorizes the Program Agent to make demand and each Seller to honor any such demand, and each Seller hereby agrees to honor any such demand made by the Program Agent, at any time for payment on any claim of the Purchaser under Article VI or VII hereof.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01.             Conditions Precedent to the Effectiveness of the Agreement.  On or before the Closing Date:

(a)           Snap-on Credit shall deliver or cause to be delivered with respect to itself to the Purchaser and the Program Agent each of the following:

(i)           A certificate of an officer of Snap-on Credit, Snap-on Tools and Snap-on Industrial in form and substance reasonably satisfactory to the Purchaser;

(ii)          Opinions of counsel in form and substance reasonably satisfactory to the Purchaser as to (A) certain corporate, enforceability and security interest matters with respect to Snap-on Credit, (B) certain bankruptcy matters and security interest matters and (C) due authorization of the sale of Contracts by Snap-on Tools to Snap-on Credit, as may be requested by the Purchaser;

(iii)         Copies of resolutions of the Members or Managers, as applicable, of Snap-on Credit and Snap-on Industrial approving the execution, delivery and performance of this Agreement and/or the transactions contemplated hereunder, certified in each case by its respective Secretary or an Assistant Secretary;

(iv)         Officially certified recent evidence of due formation and good standing of Snap-on Credit, Snap-on Tools and Snap-on Industrial under the laws of its respective state of organization; and

(v)          (A) Evidence of proper filing with the appropriate office in either Delaware, with respect to Snap-on Credit, Snap-on Tools and the Purchaser, Wisconsin, with respect to Snap-on Industrial, of (i) a UCC-1 financing statement naming the related Seller as debtor, the Purchaser as assignor secured party, the Program Agent as assignee secured party and identifying the Conveyed Contract Assets as collateral and (ii) a UCC-1 financing statement naming the Purchaser as debtor, the Program Agent as secured party, and listing the Conveyed Contract Assets as collateral and (B) evidence that all necessary steps to perfect its purchase of such Contract from the Franchisee under all applicable law.

(b)           Each of the conditions precedent to the effectiveness of the Loan Agreement shall have been satisfied or waived.

SECTION 3.02.            Conditions Precedent to each Purchase: Documentation.  The Purchaser’s obligation to pay for any Contract Assets on any Purchase Date shall be subject to the condition precedent that on or prior to such Purchase Date it shall have received each of (or satisfactory confirmation of) the following:

(a)           a Notice of Sale and Assignment dated as of such Purchase Date together with the related Contract Schedule identifying the Contract Assets to be transferred on such Purchase Date and executed by each Seller; provided, however, that such execution may be by an electronic signature so long as the related agreement is in the form of the Notice of Sale and Assignment attached as Exhibit A-1 hereto (with all applicable legends) and the electronic signature set forth in Exhibit A-2 is included in the body of the electronic transmission communicating such Notice of Sale and Assignment and so long as such Notice of Sale and Assignment is in compliance with all applicable laws regarding electronically signed and executed documents.  By delivering any electronically signed Notice of Sale and Assignment, the applicable Seller shall and does hereby represent and warrant that such Notice of Sale and Assignment (i) complies with and is enforceable under all applicable laws (including, without limitation, all laws relating to the enforceability of electronically signed and authenticated documents and agreements) except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies, (ii) shall be deemed to be and constitute a part of and supplement to this Agreement and (iii) is the legal, valid and binding obligation of the related Seller under all applicable law.

(b)           the Records related to the Contract Assets that are the subject of such Purchase have been delivered to the Servicer for the benefit of the Purchaser and the Secured Parties; and

(c)           such other information relating to such Contract Assets as the Purchaser or any Secured Party may have reasonably requested.

SECTION 3.03.            Conditions Precedent to each Purchase: Other.  The Purchaser’s obligation to pay for any Contract Assets on any Purchase Date shall be subject to the further conditions precedent that (a) the Termination Date shall not have occurred, (b) no Event of Termination shall have occurred and be continuing, (c) each Contract to be transferred on such Purchase Date constitutes an Eligible Contract at such time, (d) each of the representations and warranties set forth in Article IV is true and correct in all material respects on such Purchase Date (except for those representations and warranties which are specifically made only as of a specific date, which such representations and warranties shall be correct on and as of the date made), and (e) each Seller is in compliance in all material respects with the covenants set forth in Article V.  The acceptance by the related Seller of the Purchase Price in connection with any Purchase shall be deemed to be a representation and warranty by such Seller that immediately prior to and upon giving effect to such Purchase each of the foregoing conditions precedent shall have been satisfied.

It is expressly understood that each Purchase shall, unless otherwise directed by the Program Agent on behalf of the Secured Parties, occur automatically on each Purchase Date without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of any Seller to satisfy any of the foregoing conditions precedent in respect of such Purchase.  The failure of any Seller to satisfy any of the foregoing conditions precedent in respect of any Purchase shall give rise to a right of the Purchaser, which right may be exercised at any time on the demand of the Program Agent, to rescind the related Purchase in respect of any affected Contract or Contract Assets and direct the related Seller to pay to the Purchaser, for the benefit of the Program Agent and the Secured Parties, an amount equal to the Repurchase Price of such Contracts and Contract Assets pursuant to the terms set forth in Article VI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Seller makes the following representations and warranties with respect to itself, on which the Purchaser will rely in purchasing the Contract Assets and in concurrently pledging the same to the Lenders, and on which the Lenders will rely under the Loan Agreement.  The representation and warranties shall survive the pledge of the Conveyed Contracts to the Secured Parties.

SECTION 4.01.            Representations and Warranties Regarding Seller.  Each Seller and, solely with respect to clause (s) below, the Purchaser represents and warrants with respect to itself, as of the execution and delivery of this Agreement and as of each Purchase Date that:

(a)           Organization and Good Standing.  Such Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company power to own its assets and to transact the business in which it is currently engaged.  Such Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets, or financial condition of such Seller or the Purchaser.  Such Seller is properly licensed in each jurisdiction to the extent required by the laws of such jurisdiction to own, sell and transfer the Conveyed Contracts in accordance with the terms of this Agreement, except where the failure to be so licensed would not have a material adverse effect on the business, properties, assets or financial condition of the such Seller.

(b)           Authorization; Binding Obligation.  Such Seller has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.  This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

(c)           No Consent Required.  Such Seller is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the transfer of the Contract Assets hereunder, or the execution, delivery, performance, validity or enforceability of this Agreement, except for (i) such consents, licenses, approvals or authorizations as have already been obtained and (ii) those consents, licenses, approvals or authorizations which the failure to obtain would not have a material adverse effect on the business, properties, assets or financial condition of such Seller.

(d)           No Violations.  The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any provision of any existing law or regulation or any order or decree of any court or of any Federal or state regulatory body or administrative agency having jurisdiction over such Seller or any of its properties or the organizational documents of such Seller, or constitute a breach of any mortgage, indenture, material contract or other material agreement to which such Seller is a party or by which such Seller or any of such Seller’s properties may be bound, or result in the creation or imposition of any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind upon any of its properties pursuant to the terms of any such mortgage, indenture, contract or other agreement, other than as contemplated by the Facility Documents.

(e)           Litigation.  No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of such Seller threatened in writing, against such Seller or any of its properties (i) with respect to this Agreement, or (ii) which could reasonably be likely to have a material adverse effect on the business, properties, assets or financial condition of such Seller or the transactions contemplated by this Agreement.

(f)           State of Incorporation; Name; No Changes.  Snap-on Credit’s state of organization is the State of Delaware.  Snap-on Credit’s exact legal name is as set forth in the first paragraph of this Agreement and with respect to any other Seller, as so identified to the Purchaser in writing.  Since the date that is one year prior to the date of this Agreement, such Seller has not changed its name whether by amendment of its organizational documents, by reorganization or otherwise, and has not changed its state of formation.

(g)           Solvency.  Such Seller, after giving effect to the conveyances made by it hereunder, is Solvent.

(h)           Accuracy of Information.  All written information (other than projected financial information) heretofore furnished by such Seller to the Purchaser (or its assigns) for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such written information regarding any Contract Assets which relates to (i) actions or omissions of such Seller on or prior to such Purchase Date in respect of such Contract Assets or (ii) the characteristics or other facts or circumstances in respect of such Contract Assets as of any date on or prior to the such Purchase Date, hereafter furnished by such Seller to the Purchaser (or its assigns) in connection with this Agreement will be true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading as of the date such information is stated or certified; provided, that, with respect to projected financial information, such Seller represents only that such information was prepared in good faith upon assumptions believed to be reasonable at the time (it being understood that the actual results may vary from the projected financial information).

(i)            Compliance with Law.  Such Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the business, properties, assets or financial condition of such Seller.

(j)            Payments to the Sellers.  With respect to each Purchase hereunder, the Purchase Price received by any Seller in respect thereof constitutes reasonably equivalent value in consideration therefor and such transfer of the related Conveyed Contract Assets was not made for or on account of an antecedent debt.  No transfer by any Seller of any Contract Assets hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(k)           Investment Company Act.  Such Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(l)            Eligible Contract.  Each Contract identified on the Contract Schedule constitutes an Eligible Contract as of its respective Purchase Date.

(m)          Contract Schedule.  The information set forth on the Contract Schedule is true, complete and correct in all material respects as of, in the case of each Contract identified therein, the date delivered.

(n)           Change in Payment Instructions to Obligors.  Except as may be required by the Program Agent pursuant to Section 6.06 of the Loan Agreement, since the date of this Agreement no Seller has made any change in the payment instructions to Obligors or payment mechanics with respect to Collections on Pledged Contracts as set forth in the Flow of Collections Chart.

(o)           Concentration Limits.  As of any Purchase Date, the Overconcentration Amount shall be zero.

(p)           Compliance with the Contracts and the Credit and Collection Policy.  Such Seller has (i) fully performed and complied in all material respects with all provisions, covenants and other promises required to be observed by it under the Conveyed Contracts transferred hereunder and (ii) complied, at all times prior to the Purchase Date thereof, in all material respects with the Credit and Collection Policy and the Credit and Collection Policy (as defined in the Loan Agreement) with regard to each such Contract.

(q)           Insurance Payments.  Such Seller is not obligated to, and does not, pay any premiums or any other amounts in connection with any insurance policy, surety bond or other credit source relating to the Conveyed Contract Assets.  Such Seller is not obligated to, and does not, pay any amounts in connection with any swap, hedge or other derivative agreement on behalf of the Purchaser or any holder of an interest relating to the Conveyed Contract Assets.

(r)           Seller’s Intent.  Such Seller has not entered into any transaction hereunder for the purpose or with the intent of absorbing losses that would otherwise be borne by the Purchaser or any other party to the Facility Documents.

(s)           Ordinary Course.  If, notwithstanding the intention of each Seller and the Purchaser that each Purchase be treated as a sale pursuant to Section 2.01(d), such Purchase is characterized as a secured loan, then each remittance of Collections by or on behalf of such Seller to the Purchaser under this Agreement will have been (i) in payment of a debt incurred by such Seller in the ordinary course of business or financial affairs of such Seller and the Purchaser and (ii) made in the ordinary course of business or financial affairs of such Seller and the Purchaser.

SECTION 4.02.            Representations and Warranties Regarding the Contracts in the Aggregate.  Each Seller represents and warrants with respect to itself, as of the execution and delivery of this Agreement and as of each Purchase Date that:

(a)           Notice of Sale and Assignment.  The information set forth in each Notice of Sale and Assignment is true and accurate as of the related Purchase Date.

(b)           Marking Records.  Such Seller has caused the Computer File relating to the Conveyed Contracts sold hereunder and concurrently pledged by the Purchaser to the Secured Parties to be clearly and unambiguously marked to indicate that such Conveyed Contracts constitute part of the Conveyed Contract Assets, are owned by the Purchaser and constitute security for the Loans.  Such Seller shall at all times maintain (i) control of all electronic records constituting or forming a part of a Conveyed Contract that is electronic chattel paper and (ii) possession of all tangible records constituting or forming a part of a Conveyed Contract that is tangible chattel paper.

(c)           True Sale.  The transactions contemplated by this Agreement constitute an absolute sale, capital contribution, transfer and assignment from such Seller to the Purchaser of all of such Seller’s right, title and interest in the Conveyed Contract Assets as of, in the case of any such Conveyed Contract Assets, its related Purchase Date.

(d)           All Filings Made.  (i) All filings (including, without limitation, UCC filings) required to be made against the related Seller and actions required to be taken or performed in any jurisdiction to give the Purchaser a first priority perfected lien on, or ownership interest in, the Conveyed Contracts and the proceeds thereof and in the other Conveyed Contract Assets have been made, taken or performed; (ii) other than the filings permitted under clause (i) above, no other consensual filings of financing statements have been made against such Seller; and (iii) to such Seller’s knowledge, no non-consensual filings of financing statements have been filed which describe any interest in the Conveyed Contracts or any Conveyed Contract Assets.

SECTION 4.03.            Representations and Warranties Regarding the Contract Files.  Each Seller represents and warrants with respect to itself, as of the execution and delivery of this Agreement and as of each Purchase Date:

(a)           Possession.  There is no more than one original of each tangible record or authoritative copy of each electronic record constituting or forming a part of the Conveyed Contract Files, and to the extent that more than one original copy has been, or a tangible record has been, maintained, and where permitted by law, the related Seller (or its custodian) has in its possession all such original copies that constitute or evidence the Conveyed Contract.  Immediately prior to the related Purchase Date, the Servicer either (i) with respect to tangible chattel paper, will hold each original Conveyed Contract and the related complete Contract File transferred hereunder or (ii) with respect to electronic chattel paper, will “control” (as defined in Section 9-105 of the UCC) each original Conveyed Contract and the related complete Contract File transferred hereunder.  The related Seller is identified as the “owner of record” on all electronic chattel paper, and such Seller has “control,” as defined in Section 9-105 of the UCC, of all electronic chattel paper.  As of such Purchase Date, each of the documents which is required to be signed by the Obligor has been signed by the Obligor in the appropriate spaces, all blanks on any form have been properly filled in and each form has otherwise been correctly prepared in all material respects.  The complete Contract File for each Conveyed Contract listed on the Contract Schedule delivered on such Purchase Date is in the possession or control of the Servicer.

(b)           Bulk Transfer Laws.  The transfer, assignment and conveyance of the Conveyed Contracts and the related Contract Files by any Seller pursuant to this Agreement is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

ARTICLE V

PERFECTION OF TRANSFER AND PROTECTION OF SECURITY INTERESTS

SECTION 5.01.            Custody of Contracts.  The contents of each Contract File relating to the Conveyed Contract Assets conveyed hereunder either (i) with respect to tangible chattel paper, shall be held by the Servicer or (ii) with respect to electronic chattel paper, shall be under the “control” (as defined in Section 9-105 of the UCC) of the Servicer, for the benefit of the Purchaser as the owner thereof in accordance with this Agreement.

SECTION 5.02.            Filing.  Each Seller has caused the UCC financing statement(s) referred to in each of clause (n)(iv)(A) of the definition of “Eligible Contract” and Section 3.01(a)(v) hereof to be filed and from time to time each Seller shall take and cause to be taken such actions and execute such documents as are necessary or desirable or as the Purchaser may reasonably request to perfect and protect the Purchaser’s ownership interest in the Conveyed Contract Assets against all other Persons, including, without limitation, the filing of financing statements, amendments thereto and continuation statements, the prompt termination of any non-consensual financing statements that describe any interest in the Conveyed Contracts or any Conveyed Contract Assets, the execution of transfer instruments and the making of notations on or taking possession of all records or documents of title constituting the related Conveyed Contract Assets.  Each Seller authorizes the Purchaser to file financing statements describing the Conveyed Contract Assets as collateral.  All financing statements filed or to be filed against the related Seller in favor of the Purchaser in connection herewith describing the Conveyed Contract Assets as collateral shall contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement, except as permitted in the Receivables Sale Agreement, or the Loan and Servicing Agreement will violate the rights of the Secured Party.”

SECTION 5.03.            Name Change or Relocation.  (a) During the term of this Agreement, no Seller shall change its name, identity or structure or state of organization without first giving at least 30 days’ prior written notice to the Purchaser and the Program Agent.

(b)           If any change in a Seller’s name, identity or structure or other action would make any financing or continuation statement or notice of ownership interest or lien filed under this Agreement seriously misleading within the meaning of applicable provisions of the UCC or any title statute, such Seller, no later than five days after the effective date of such change, shall file such amendments as may be required to preserve and protect the Purchaser’s interests in the Conveyed Contract Assets and proceeds thereof.  In addition, no Seller shall change its state of organization unless it has first taken such action as is advisable or necessary to preserve and protect the Purchaser’s interest in such Conveyed Contract Assets.  Promptly after taking any of the foregoing actions, the related Seller shall deliver to the Purchaser and the Program Agent an opinion of counsel stating that, in the opinion of such counsel, all financing statements or amendments necessary to preserve and protect the interests of the Purchaser in such of the Conveyed Contract Assets as may be perfected by filing a financing statement under the applicable UCC have been filed, and reciting the details of such filing.

SECTION 5.04.            Costs and Expenses.  Each Seller agrees to pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Purchaser’s right, title and interest in and to the Conveyed Contract Assets (including, without limitation, the security interest in the Equipment related thereto).

SECTION 5.05.            Sale Treatment.  Each Seller and the Purchaser shall treat each transfer of Conveyed Contract Assets to the Purchaser as a sale or capital contribution for all purposes, although each Seller and the Purchaser acknowledge that the consolidated financial statements of such Seller and the Purchaser shall be prepared in accordance with generally accepted accounting principles and, as a result of the consolidation required by generally accepted accounting principles, the transfers will be reflected as a financing by such Seller in its consolidated financial statements; provided, however, that (i) appropriate notations shall be made in any such consolidated financial statements (or in the accompanying notes) to indicate that the Purchaser is a separate legal entity from such Seller and to indicate that the Purchaser’s assets and credit are not available to satisfy the debts and other obligations of such Seller, (ii) such assets shall also be listed separately on any balance sheet of the Purchaser prepared on a stand alone basis, and (iii) following the occurrence of any Insolvency Event in respect of such Seller, the Conveyed Contracts and Conveyed Contract Assets conveyed or purportedly conveyed to the Purchaser hereunder would not constitute part of such Seller’s estate in bankruptcy.

SECTION 5.06.            Separateness from the Purchaser.  Each Seller acknowledges that the Secured Parties are entering into the transactions contemplated by the Loan Agreement  and the other Facility Documents in reliance upon the Purchaser’s identity as a legal entity that is separate from such Seller and any Affiliates thereof.  Therefore, from and after the date of execution and delivery of this Agreement, each Seller will take all reasonable steps including, without limitation, all steps that the Purchaser or any assignee of the Purchaser may from time to time reasonably request to maintain the Purchaser’s identity as a separate legal entity and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of each Seller and any Affiliates thereof and not just a division of such Seller.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, each Seller (i) will not hold itself out to third parties as liable for the debts of the Purchaser nor purport to own the Conveyed Contract Assets and other assets acquired by the Purchaser, (ii) will take all other actions necessary on its part to ensure that the Purchaser is at all times in compliance with the covenants set forth in Section 5.01(i) of the Loan Agreement and (iii) will conduct all business between such Seller and the Purchaser on an arm’s-length basis.  Each Seller agrees to take or refrain from taking or engaging in with respect to the Purchaser each of the actions or activities specified in the “substantive consolidation” opinion of Foley & Lardner LLP (or in any related certificate of such Seller) delivered on the Closing Date, upon which the conclusions expressed therein are based.

Snap-on Credit also acknowledges that it will agree to serve as initial Servicer of the Conveyed Contracts and the other Conveyed Contract Assets after the same have been sold to the Purchaser hereunder.  In its capacity as Servicer, Snap-on Credit will make representations, warranties, covenants and indemnities under the Loan Agreement for the benefit of the Secured Parties.

SECTION 5.07.            Negative Pledge.  No Seller will sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon or with respect to, any Conveyed Contract Asset, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Purchaser provided for herein), and each Seller will defend the right, title and interest of the Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Seller.

SECTION 5.08.            Credit and Collection Policy.  Each Seller shall furnish to each Administrative Agent, either (i) at least fifteen (15) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy that relates to or otherwise affects sales contracts, promissory notes and security agreements of the type contemplated to be sold hereunder (a “Covered Contract”), which is also a Conveyed Contract, or (ii) at least five (5) days prior to the effectiveness of any material change in or material amendment that relates to or otherwise affects the Covered Contracts, a copy of the Credit and Collection Policy then in effect and a notice (1) indicating such change or amendment, and (2) if such proposed change or amendment would also be reasonably be likely to adversely affect the origination or collectability of the Covered Contracts generally, requesting the Program Agent’s consent thereto.

SECTION 5.09.           Covenant of Sellers and the Purchaser Regarding Subordination; Transfer of Receivables.  To the extent that a Seller retains any interest in any item of Equipment securing the repayment of a Receivable transferred hereunder as a result of the related Obligor agreeing to cross-collateralize all obligations owed by such Obligor to the related Seller under any master loan, lease, purchase or similar agreement, the related Seller acknowledges and agrees that its interest in such Equipment shall be expressly subordinate and junior in priority to the repayment of all amounts outstanding under such Receivable prior to becoming available to pay any amount outstanding under any other obligation owed by such Obligor to such Seller.  To the extent the Purchaser has any interest in any collateral other than the Equipment and related assets specifically related to the Receivables as a result of the related Obligor agreeing to cross-collateralize all obligations owed by such Obligor to the related Seller, the Purchaser acknowledges and agrees that its interest in such other collateral shall be expressly subordinate and junior in priority to the repayment of the amounts outstanding under the related receivables prior to becoming available to pay any amount outstanding under the Receivables of the Purchaser.  Each Seller hereby covenants and agrees that if at any time it sells Receivables hereunder of an Obligor that has cross-collateralized its obligations under its receivables, such Seller shall either (i) expressly terminate the cross-collateralization provisions as they related to such receivables such that the transferee will not have a right to any collateral other than the equipment specifically related to the receivables acquired by such transferee or (ii) obtain an agreement from such transferee to subordinate its rights to any collateral other than the equipment and related assets specifically related to such receivables.

ARTICLE VI

REPURCHASE OBLIGATION

SECTION 6.01.                  Repurchases of Contract.  (a)  Each Seller hereby agrees, that if on any day:

(i)           it shall be determined that any representation or warranty of such Seller set forth in Section 4.01(l), (m), (n) or (o) or in Section 4.02(a) or (c) (disregarding for this purpose any qualification in any such provisions of “to such Seller’s knowledge” or words of like import) was not true and accurate as of the applicable Purchase Date;

(ii)          in the case of any representation or warranty of such Seller identified in clause (i) above that is made in reference to (or uses, directly or indirectly, any defined term that makes reference to) a Cutoff Date, the date of approval for financing of the related Obligor, the date the related Obligor applied for financing or any other date that is earlier than the Purchase Date related thereto, it shall be determined that had such representation or warranty instead been made in reference to (or had such defined term instead made reference to) such Purchase Date, such representation and warranty would not have been true and accurate as of such Purchase Date; or

(iii)         it shall be determined that any other representation or warranty of such Seller set forth in Article IV was not true and accurate as of any Purchase Date and the failure of such representation and warranty to be true and accurate as of such Purchase Date has impaired or diminished in any material respect (x) the right, title or interest of the Purchaser purportedly created hereunder in any Conveyed Contract or Conveyed Contract Asset or (y) the value or collectibility of any such Conveyed Contract or Conveyed Contract Asset, then such Seller shall repurchase each affected Contract (together with all related Conveyed Contract Assets) conveyed on the applicable Purchase Date, at the Repurchase Price for such affected Contract, not later than the Settlement Date under the Loan Agreement immediately following the date that such Seller shall have first become or been made aware of the event or circumstance giving rise to such repurchase obligation.

(b)           With respect to any Conveyed Contract Assets which have been repurchased by a Seller pursuant to clause (a) above, the Purchaser shall, on the Settlement Date on which such repurchase occurs and at the expense of the related Seller (i) without recourse, retransfer to the related Seller all of its right, title and interest in, to and under the affected Conveyed Contract Assets and all proceeds of the foregoing, and (ii) execute any and all instruments, certificates and other documents reasonably necessary or advisable to effect such retransfer.

ARTICLE VII

INDEMNITIES

SECTION 7.01.                 Indemnities by Sellers.  (a)  Without limiting any other rights that the Purchaser may have hereunder or under applicable law, each Seller hereby agrees to indemnify (and pay upon demand to) the Purchaser and its officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including (but subject to the limitations set forth in Section 7.02) reasonable attorneys’ fees (which attorneys may be employees of the Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or by reason of, (i) such Seller’s failure to perform any of its duties, covenants or other obligations in accordance with the provisions of this Agreement, (ii) any representation or warranty made by such Seller (or any officers of such Seller) under or in connection with this Agreement or any other written information or report delivered by such Seller pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made, (iii) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with any Equipment or other merchandise, insurance or services provided by such Seller or any of its Affiliates and that are the subject of any Contract Asset, (iv) any taxes that may at any time be asserted against any Indemnified Party as a result of or relating to the sale contemplated herein, including any sales, gross receipts in respect of the Contracts, gross margin, general corporation, tangible personal property, personal property replacement privilege or license taxes and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by such Seller under this Agreement or imposed against the Purchaser or otherwise, (v) any Contract being determined to not constitute an Eligible Contract as of the applicable Purchase Date, or (vi) any Indemnified Amounts based on or resulting from:

(i)           the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Contract Asset related thereto, or the nonconformity of any Contract Asset with any such applicable law, rule or regulation or any failure of such Seller to keep or perform any of its obligations, express or implied, with respect to any Conveyed Contract;

(ii)          any dispute, claim, offset or defense of the Obligor (other than discharge or stay in bankruptcy of the Obligor) to the payment of any Contract (including, without limitation, a defense based on such Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, but excluding as a result of the operation of bankruptcy, insolvency and others laws affecting creditors’ rights generally) or any other claim resulting from the sale of the Equipment or other merchandise or service provided by such Seller or any of its Affiliates and related to such Contract Asset or the furnishing or failure to furnish such merchandise or services;

(iii)         the commingling of Conveyed Contract Assets with other funds of such Seller;

(iv)         any investigation, litigation or proceeding related to or arising from this Agreement, the transactions contemplated hereby, the use of the proceeds of the purchase hereunder, the ownership of the Conveyed Contract Assets or any other investigation, litigation or proceeding relating to such Seller in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(v)          any inability to litigate any claim against any Obligor in respect of any Contract Asset as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty from any legal action, suit or proceeding;

(vi)         any failure to vest and maintain vested in the Purchaser, or to transfer to the Purchaser, legal and equitable title to, and ownership of, the Contract Assets, free and clear of any Adverse Claim;

(vii)        the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Conveyed Contract Assets, and the proceeds of any thereof in accordance with this Agreement, whether at the time of the purchase or at any subsequent time;

(viii)       with respect to any Conveyed Contract, (x) any action by such Seller, (y) any failure by such Seller to take any action required by law or (z) any failure by such Seller to take any action necessary to eliminate the appearance of such Seller being the owner of or having rights in such Contract, which action or failure reduces or impairs the rights of the Purchaser with respect to such Contract or the value of such Contract;

(ix)         any attempt by such Seller or any of its Affiliates to void the purchase hereunder under statutory provisions or common law or equitable action; and

(x)          any Notice of Sale and Assignment which is electronically signed or delivered, failing to comply with any applicable law relating to electronic signatures or execution or any claim or challenge to the validity is made by any Person with respect to any such Notice of Sale and Assignment based on it having been electronically signed or delivered.

(b)           Notwithstanding anything to the contrary contained in Section 7.01(a), no Seller shall have any obligation to indemnify (and shall not indemnify) any Indemnified Party for:

(i)           Indemnified Amounts to the extent that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii)          Indemnified Amounts to the extent the same includes losses in respect of Contract Assets that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor, or diminution in the value of the Contract Assets other than as a result of the acts or omissions of the related Seller, in each case at any time following the Purchase Date related thereto;

(iii)         Franchise taxes imposed upon any Indemnified Party or taxes imposed by the federal government or jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party;

(iv)         Indemnified Amounts to the extent the same include credit recourse with respect to any Contract to the extent that such Contract is uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(v)          amounts which are payable solely by Purchaser directly to the Lenders under the express terms of the Loan Agreement or the other Facility Documents.

SECTION 7.02.                Other Costs and Expenses.  The applicable Seller shall pay to the Purchaser promptly after demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery, administration and enforcement of this Agreement and the transactions contemplated hereby subject to any limitations set forth regarding Audits or other reviews as described in Sections 5.01 and 5.03 of the Loan Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including, without limitation, the cost of any such Person’s auditors auditing the books, records and procedures of such Seller, all rating agency fees, reasonable fees and out-of-pocket expenses of legal counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement; provided that no Seller shall be obligated to pay for the costs and expenses of more than one law firm serving as external counsel for the Purchaser in connection with any such preparation, negotiation, arrangement, execution, delivery, enforcement and administration of this Agreement and the other documents delivered hereunder.  The cost of auditors will be paid in accordance with and subject to Sections 5.01(d) and 5.03(d) of the Loan Agreement.

SECTION 7.03.                 Liabilities to Obligors.  No obligation or liability to any Obligor under any of the Conveyed Contracts is intended to be assumed by the Purchaser or any of the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

SECTION 7.04.            Operation of Indemnities.  Indemnification under this Article VII shall include, without limitation, reasonable fees and expenses of counsel (subject to the limitations set forth in Section 7.02) and other expenses of litigation.  If a Seller has made any indemnity payments to the Purchaser pursuant to this Article VII and the Purchaser thereafter collects any of such amounts from others, the Purchaser will repay such amounts collected to the related Seller, except that any payments received by the Purchaser from an insurance provider as a result of the events under which such Seller’s indemnity payments arose shall be repaid prior to any repayment of such Seller’s indemnity payment.

SECTION 7.05.            Survival of Indemnities, Representations and Warranties and Remedies.  The obligations of each Seller under this Article VII, the representations and warranties made by such Seller under Article IV, and the remedies against the Seller under Article VI shall survive the termination of this Agreement and each of the other Facility Documents.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.            Merger or Consolidation.  (a) Except as otherwise provided in this Section 8.01, each Seller will keep in full force and effect its existence, rights and franchises, in the case of Snap-on Credit, as a Delaware limited liability company or, in the case of any other Seller, as an entity similarly organized in its current jurisdiction of organization, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and of any of the Conveyed Contracts and to perform its duties under this Agreement.

(b)           Any person into which the applicable Seller may be merged or consolidated, or any corporation or other entity resulting from such merger or consolidation to which such Seller is a party, or any person succeeding to the business of such Seller, shall be the successor to such Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 8.02.             Termination.  This Agreement shall terminate on any date mutually agreed by the Purchaser and the Sellers following the Final Collection Date.

SECTION 8.03.            Assignment or Delegation by a Seller.  Except as specifically authorized hereunder, no Seller may convey and assign or delegate any of its respective rights or obligations hereunder absent the prior written consent of the Purchaser and the Program Agent, and any attempt to do so without such consent shall be void.

SECTION 8.04.            Amendment.  (a)  This Agreement may be amended from time to time by each of the Sellers and the Purchaser and, if the Loan Agreement has not been previously terminated, with the consent of the requisite Lenders or agents specified in the Loan Agreement (such consent not to be unreasonably withheld or delayed).

(b)            Upon the execution of any amendment or consent pursuant to this Section 8.04, this Agreement shall be modified in accordance therewith, and such amendment or consent shall form a part of this Agreement for all purposes, and each Seller and the Purchaser shall be bound thereby.

SECTION 8.05.            Notices.  All notices, demands, certificates, requests and communications hereunder (“notices”) shall be in writing and shall be effective (a) upon receipt when sent through the U.S. mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (b) one Business Day after delivery to an overnight courier, or (c) on the date personally delivered to an Authorized Officer of the party to which sent, or (d) on the date transmitted by legible telecopier transmission or electronic mail with a confirmation of receipt, in all cases addressed to the recipient at the address for such recipient set forth under its name on the signature pages hereof.

Each party hereto may, by notice given in accordance herewith to each of the other parties hereto, designate any further or different address to which subsequent notices shall be sent.

SECTION 8.06.            Merger and Integration.  Except as specifically stated otherwise herein, this Agreement, together with the Notices of Sale and Assignments delivered on the Closing Date and on each Purchase Date, sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.  This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

SECTION 8.07.             Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 8.08.            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 8.09.            No Bankruptcy Petition.  Each Seller covenants and agrees that, prior to the date that is one year and one day after the payment in full of all amounts owing in respect of all the Borrower Obligations, together with any other amounts owing in respect of obligations of the Purchaser, it will not institute against, or solicit or join in or cooperate with or encourage any Person to institute against, the Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any State of the United States.  This Section 8.09 shall survive termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

SNAP-ON CREDIT LLC,
as a Seller

By:	/s/ Joseph Burger
Name: Joseph Burger
Title: President

c/o Snap-on Incorporated
2801 80th Street
Kenosha, WI 53143
Attention:	Vice President, General Counsel & Secretary
Telephone:	262-656-5200
Telecopier:	262-656-5127

With copies of Notices to:

Snap-on Incorporated
2801 80th Street
Kenosha, WI 53143
Attention:	Vice President & Treasurer
Telephone:	262-656-5200
Telecopier:	262-656-5353

Snap-on Credit LLC
950 Technology Way
Suite 301
Libertyville, IL 60048
Attention:	VP, Finance & Administration
Telephone:	877-777-8455

Snap-on Credit LLC
950 Technology Way
Suite 301
Libertyville, IL 60048
Attention:	Director, Operations & Legal Services
Telephone:	877-777-8455

Signature Page to
Receivables Sale Agreement

SOC SPV1, LLC,
as Purchaser

By:	/s/ Jeffrey F. Kostrzewa
Name: Jeffrey F. Kostrzewa
Title: Treasurer

c/o Snap-on Incorporated
2801 80th Street
Kenosha, WI 53143
Attention:	Vice President, General Counsel & Secretary
Telephone:	262-656-5200
Telecopier:	262-656-5127

With copies of Notices to:

Snap-on Incorporated
2801 80th Street
Kenosha, WI 53143
Attention:	Vice President & Treasurer
Telephone:	262-656-5200
Telecopier:	262-656-5353

Snap-on Credit LLC
950 Technology Way
Suite 301
Libertyville, IL 60048
Attention:	VP, Finance & Administration
Telephone:	877-777-8455

Snap-on Credit LLC
950 Technology Way
Suite 301
Libertyville, IL 60048
Attention:	Director, Operations & Legal Services
Telephone:	877-777-8455

Signature Page to
Receivables Sale Agreement

Exhibit A-1

FORM OF NOTICE OF SALE AND ASSIGNMENT

[Date]

SOC SPV1, LLC
c/o Snap-on Incorporated
2801 80th Street
Kenosha, WI  53143

Ladies and Gentlemen:

Reference is hereby made to the Receivables Sale Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”), dated as of October 1, 2010, by and among Snap-on Credit LLC (“Snap-on Credit”), as a seller, the other financial institution approved by the Program Agent from time to time party thereto (collectively, with Snap-on Credit, the “Sellers”) and SOC SPV1, LLC, as purchaser (the “Purchaser”). Terms not otherwise defined in this Notice of Sale and Assignment shall have the meanings set forth or incorporated by reference in the Receivables Sale Agreement.

1.           Notice of Sale and Assignment.  Pursuant to the Receivables Sale Agreement, each Seller hereby notifies the Purchaser that, on the date hereof (the “Purchase Date”) such Seller will [sell/contribute] the Contracts listed on Schedule I hereto (the “Contract Schedule”) to the Purchaser. This letter constitutes a Notice of Sale and Assignment issued pursuant to Section 2.01(b) of the Receivables Sale Agreement and in connection therewith the Borrower provides the following information:

(a)	The Cutoff Date of the Contracts to be sold pursuant hereto is ________, ___ 2010.

(b)	The Purchase Price of the Contracts is $_____________.

2.           Representations and Warranties.  Each Seller hereby certifies that the following statements are true and correct as of the Purchase Date and will remain true and correct after giving effect to the transfer effected hereby.

(a)           The Termination Date has not occurred and no Event of Termination has occurred and is continuing;

(b)           Each of its respective Contracts subject to this Notice of Sale and Assignment constitutes an Eligible Contract as of the Purchase Date specified above;

A-1-1

(c)           Each of the representations and warranties contained in Article IV of the Receivables Sale Agreement is true and correct in all material respects (except for those representations and warranties which are specifically made only as of a specific date, which such representations and warranties are true and correct on and as of the date made);

(d)           Such Seller is in compliance with the covenants in all material respects set forth in Article V of the Receivables Sale Agreement.

(e)           As of the Purchase Date, the Overconcentration Amount is zero, the Outstanding Eligible Balance of the Conveyed Contracts (after giving effect to the Contract Schedule attached hereto) does not exceed the Concentration Limits set forth in Section 4.01(o) of the Receivables Sale Agreement.

3.           Assignment.  In accordance with the Receivables Sale Agreement, the applicable Seller does hereby sell, transfer, convey and assign, set over and otherwise convey to the Purchaser, without recourse (except as expressly provided in the Receivables Sale Agreement) and without any representation or warranty (except as expressly provided in the Receivables Sale Agreement), all the right, title and interest of such Seller in and to (i) the applicable Receivables and the applicable Contracts under which the Receivables arise listed on the Contract Schedule attached to the Notice of Sale and Assignment dated as of the date hereof (including, without limitation, all security interests and all rights to receive payments which are collected pursuant thereto after the Cutoff Date, including any liquidation proceeds therefrom, but excluding any rights to receive payments which were collected pursuant thereto on or prior to the Cutoff Date), (ii) all documents (in electronic form or otherwise) contained in the related Contract Files, (iii) all rights of the applicable Seller in any collection or similar account into which Collections may be deposited, in each case, to the extent they relate to the Contracts, (iv) all other Related Security relating to such Receivable (including, but not limited to, such Seller’s security or ownership interest, if any, in, or title to, any related Equipment and, solely to the extent related to such Receivable, all of such Seller’s right, title and interest in, to and under the Franchisee Agreement (and any security interests or other rights granted or assigned thereunder), including (without limitation), solely to the extent related to such Receivable, all recourse against and/or right to payment or recovery from the related Franchisee thereunder), and (iv) all Collections and proceeds (as such term is defined in the UCC) and products of the foregoing clauses (i) through (iv).

This Notice of Sale and Assignment is made pursuant to and in reliance upon the representation and warranties on the part of the undersigned contained in Article IV of the Receivables Sale Agreement and no others.

4.           GOVERNING LAW.  THIS NOTICE OF SALE AND ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW).

[Remainder of page intentionally left blank.]

A-1-2

IN WITNESS WHEREOF, the undersigned has caused this Notice of Sale and Assignment to be executed by its duly authorized officer as of the date first above written.

SNAP–ON CREDIT LLC, as a Seller

By:
Name:
Title:

A-1-3

SCHEDULE I

TO

NOTICE OF SALE AND ASSIGNMENT

Contract Schedule

(Attached)

A-1-4

Exhibit A-2

ELECTRONIC SIGNATURE FOR NOTICE OF SALE AND ASSIGNMENT

This e-mail serves as my electronic signature on behalf of Snap-on Credit LLC for the attached Notice of Sale and Assignment. By emailing the attached Notice of Sale and Assignment and any corresponding schedules to the Program Agent, I understand that I am providing my electronic signature on behalf of Snap-on Credit LLC and intend to sign these documents in accordance with these terms. I represent and warrant that I have the authority to provide an electronic signature and acceptance on behalf of Snap-on Credit LLC, and to have these documents be binding upon Snap-on Credit LLC. My electronic signature of these documents shall be deemed to satisfy any writings requirements of any applicable law. The Program Agent’s electronically or other properly stored copies of these documents as signed by me shall be the true, complete, valid, authentic and enforceable copies of these documents, and I agree that Snap-on Credit LLC shall not contest the enforceability of my electronic signature and acceptance of these documents, or the admissibility or authenticity of the Program Agent’s copies of these documents, in each case, in a court or any proceeding arising out of these documents.

A-2-1

Exhibit B

[RESERVED]

B-1

Exhibit C

CONCENTRATION LIMITS

Concentration Limits

Program Concentration Limits.  For purposes of the Concentration Limits and Concentration Criterion set forth below, each of the references to Programs A through F therein, shall mean and shall be deemed to be a reference to the operating and origination program of the Seller described in the Credit and Collection Policy and as further described in a certification delivered to the Program Agent on the Closing Date, and other programs as may be identified for inclusion in a specified lettered program below by Borrower from time to time with the prior written consent of the Required Lenders.

C-1

Criteria	Concentration limit
Original term greater than or equal to 49 months and less than or equal to 60 months	35.00%
Location of Obligor
California	10.0%
Texas	10.0%
Pennsylvania	7.0%
New York	7.0%
Each other individual state	5.0%
Credit and Collection Policy Program Concentration:
Program A: Standard E/C (that is, SO E/C, LRP, SRP, Platinum and Core E/C	100%
Program B: CO’s	2.0%
Program C: HRP	2.0%
Program D: CS	2.0%
Program E: ST	2.0%
Program F: Any program of Snap-on Credit other than the programs described in Programs A through E above.	0%
Contracts which have been subject to a Deferral Period for a period of time greater than or equal to 1 day and less than or equal to 90 days	30.0%
Contracts which have been subject to a Deferral Period for a period of time greater than or equal to 61 days and less than or equal to 90 days	10.0%
Except to the extent described in the Snap-on Originator and Snap-on Industrial concentration limits below, Franchisee Concentration Limits	1.0%
Aggregate amount of Contracts originated and sold by all Snap-on Originators (on a combined basis with all other Snap-on Originators, or any Affiliates thereof) to Snap-on Credit (it being understood that any Contracts which are acquired by a Snap-on Originator from a Franchise prior to sale to Snap-on Credit remain subject to the 1.0% of Franchisee concentration limit set forth above).  Notwithstanding the foregoing, the concentration limit for Snap-on Originators (on a combined basis), other than Snap-on Tools and Snap-on Industrial, shall be limited to 1.0% (which 1.0% shall constitute a portion of the overall combined 10.0% limit for all Snap-on Originators).
10.0%
Aggregate amount of Contracts originated and sold by Snap-on Industrial to Snap-on Credit	2.0%

C-2